Exhibit 6

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13D/A, dated on April 14, 2003 (the “Schedule 13D”), with respect to the Series A Common Stock of Liberty Satellite and Technology, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D/A and each such amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D/A and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of April, 2003.

Michael M. Kellen		Arnhold and S. Bleichroeder Holdings, Inc

/s/ Michael M. Kellen		By	/s/ John P. Arnhold
Name: John P. Arnhold
Title: Co-President

Arnhold and S. Bleichroeder Advisers, LLC		DEF ASSOCIATES N.V.
By IMI Inc., Director
By Inter-Caribbean Services Ltd., Director
By	/s/ John P. Arnhold		By	/s/ Declan Quilligan / /s/ H. de Vries
Name: John P. Arnhold			Name: Declan Quilligan / H. de Vries
Title: Co-President			Title: Attorneys-in-fact

William H. Gates III		Cascade Investment, L.L.C.

By	/s/ Michael Larson	By	/s/ Michael Larson
Name: Michael Larson*		Name: Michael Larson*
Title: Attorney-in-fact		Title: Manager

* Duly authorized under Special Power of Attorney appointing Michael Larson attorney-in-fact, dated March 14, 2001, by and on behalf of William H. Gates III, filed as Exhibit B to Cascade’s Amendment No. 1 to Schedule 13D with respect to Pan American Silver Corp. on March 19, 2001, SEC File No. 005-52919, and incorporated by reference herein.